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                                                                    Exhibit 99.4

              CONSENT TO AND ASSIGNMENT OF LEASE AND STORAGE LEASE
              ----------------------------------------------------


     Prentiss Properties Acquisition Partners, L.P. ("Landlord")hereby consents to the Transfer (as defined in the that certain Office Lease (the "Lease"), dated as of July 31, 1993, as amended and supplemented, by and between 1800 Sherman Associates (as assigned to the Landlord) and CASS Communications, Inc. ("Tenant")) to Alloy Online, Inc. ("Transferee") pursuant to that certain Reorganization Agreement (the "Reorganization Agreement"), dated as of July 3, 2001, by and between Tenant and Transferee (attached as Exhibit B), of the Tenant's interest under the Lease and under that certain Storage Lease Agreement, dated as of April 21, 1994, by and between CASS and Landlord (the "Storage Lease"), demising the leased premises ("Premises") located in the building known as 1800 Sherman Avenue, Evanston, IL ("Building"), for terms expiring on July 31, 2003, which consent is subject to the terms and conditions of this Consent to and Assignment of Lease (this "Consent") to which each of Tenant and Transferee hereby agree:

     1. Nothing herein contained shall be construed to (i) modify, waive, impair or affect any of the provisions, covenants, agreements, terms or conditions contained in the Lease or the Storage Lease, except as specifically set forth herein, (ii) waive any breach of the Lease or the Storage Lease or any rights of Landlord against Tenant or any other person, firm, association, corporation or other entity liable or responsible for the performance of the Tenant's obligations under the Lease or the Storage Lease, or (iii) enlarge or increase Landlord's obligations or Transferee's rights under the Lease or the Storage Lease or otherwise and all provisions, covenants, agreements, terms and conditions of the Lease or the Storage Lease are hereby affirmed by Transferee and declared to be in full force and effect and Transferee assumes performance thereof and agrees to be bound thereby.

     2. Other than as specifically set forth in this Consent, this Consent shall not be construed as a consent by Landlord to, or as permitting, any other or further assignment of the Lease or the Storage Lease or any rights under the Lease or the Storage Lease by Tenants or Transferee, said assignments requiring in each instance the prior written consent of Landlord. Neither this Consent nor any rights created hereunder may be assigned by Tenant or Transferee.

     3. This Consent shall not be deemed to relieve, impair, release or discharge Tenant from liability under the Lease or the Storage Lease and Tenant shall be and remain fully and primarily liable for the performance of all of the provisions, covenants, agreements, terms and conditions to be performed on the part of the Tenant under the Lease and the Storage Lease.

     4. Transferee represents and warrants that it will use and occupy the Premises in accordance with the terms and conditions of the Lease or the Storage Lease. Transferee acknowledges that the foregoing representation constitutes an essential part of the consideration for the granting of the consent contained herein.

     5. Tenant and Transferee represent and warrant that (i) this Consent, in connection with the Reorganization Agreement, constitutes the full assignment of all of Tenant's rights and obligations pursuant to the Lease and the Storage Lease, and (ii) there is no consideration being
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paid by Transferee for the assignment of the Lease or the Storage Lease or the transfer of any property in the Premises, except as specifically disclosed in the Reorganization Agreement.

     6. Tenant and Transferee each represent and warrant that Transferee is financially responsible and of good reputation in keeping with the standards of Landlord for the Building. Transferee represents that it is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has full power and authority to execute this Consent and to keep and perform all obligations of the Tenant under the Lease and the Storage Lease.

     7. In the event of any default by Tenant or Transferee in the full performance and observance of any of their respective obligations hereunder or in the event any representation contained herein shall prove to be untrue, such event may, at Landlord's option, be deemed a default under the Lease or the Storage Lease, and Landlord shall have all of the rights, powers and remedies provided for in the Lease or the Storage Lease, at law, in equity, by statute or otherwise with respect to defaults.

     8. Tenant hereby indemnifies Landlord and agrees to hold Landlord harmless from and against any and all liability resulting from any claims that may be made against Landlord by Transferee or by any brokers or other persons claiming a commission or similar compensation in connection with this Consent or the Transfer.

     9. This Consent constitutes the entire agreement of the parties hereto with respect to the matters stated herein and may not be altered, amended, modified or changed orally, but only by an agreement in writing signed by the party against whom enforcement of any such alteration, amendment, modification or change is being sought.

     10. This Consent shall not be effective until executed by all of the parties hereto and may be executed in several counterparts, each of which will together constitute one and the same instrument.

     11. Each right and remedy of Landlord provided for in this Consent or in the Lease or the Storage Lease shall be cumulative and shall be in addition to every other right and remedy provided for in the Lease or the Storage Lease or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies so provided for or existing shall not preclude the simultaneous or later exercise by Landlord of all or any other rights or remedies so provided for or so existing.

     12. The terms and provisions of this Consent shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns; provided, however, that neither this Consent nor any right created hereunder may be assigned by Tenant or Transferee.

     13. This Consent shall for all purposes be governed by and construed in accordance with the laws of the State of Illinois.

     14. Tenant agrees that Tenant will pay to Landlord a processing fee of $1,000 to cover Landlord's costs associated with the processing of this Consent.

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     15. Landlord acknowledges that this Consent is being received less than forty-five (45) days prior to the Transfer, and waives any purported violation by Tenant of Section XIII of the Lease.

     16. Landlord hereby consents to the sublease of the Extension Space (as defined in the Lease) from CASS to Cass Recruitment Media, Inc. pursuant to the Sublease Agreement attached hereto as Exhibit A.

     IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed as of the 31/st/ day of July, 2001.

LANDLORD:
--------

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware Limited Partnership
By:  PRENTISS PROPERTIES I, Inc. a Delaware Corporation, General Partner


By:  /s/ Michael E. Schack
     ---------------------
Name:  Michael E. Schack
Title:  Vice President


By:  /s/ L. J. Krueger
     ---------------------
Name:  L. J. Krueger
Title:  EVP


TENANT:
------

CASS COMMUNICATIONS, INC.
An Illinois Corporation


By:  /s/ Alan M. Weisman
     ---------------------
Name:  Alan M. Weisman
Title:  President


TRANSFEREE:
----------

ALLOY ONLINE, INC.
A Delaware Corporation


By:  /s/ Matt C. Diamond
     ---------------------
Name:  Matt C. Diamond
Title:  CEO

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